Exhibit 5.1

Troutman Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

July 3, 2018

Intrexon Corporation

20374 Seneca Meadows Parkway

Germantown, Maryland 20876

Re:	Prospectus Supplement dated June 28, 2018

Ladies and Gentlemen:

We have acted as counsel to Intrexon Corporation, a Virginia corporation (the “Company”), in connection with the preparation of a prospectus supplement (the “Prospectus Supplement”) dated June 28, 2018 (together with the Prospectus (as herein defined), the “Final Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”) and the accompanying prospectus dated September 1, 2017 (the “Prospectus”) that form a part of the registration statement on Form S-3ASR (the “Registration Statement”) filed with the Commission on September 1, 2017 (File No. 333-220326), and relating to the issuance, offer and sale by the Company of $200 million aggregate principal amount of the Company’s 3.50% Convertible Senior Notes due 2023 (the “Notes”) convertible into a maximum of up to 14,958,860 shares of the Company’s common stock, no par value per share (the “Conversion Shares”), to J.P. Morgan Securities LLC (the “Underwriter”), pursuant to an Underwriting Agreement, dated June 28, 2018, between the Company and the Underwriter (the “Underwriting Agreement”). We understand that the Notes are to be offered and sold in the manner described in the Prospectus Supplement. The Notes will be issued pursuant to the Indenture, dated July 3, 2018, by and between the Company and The Bank of New York Mellon Trust Company, NA, as Trustee (the “Trustee”) (the “Base Indenture”), as supplemented by a Supplemental Indenture, dated July 3, 2018, by and between the Company and the Trustee (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”). Reference is made to our opinion letter dated September 1, 2017 and included as Exhibit 5.1 to the Registration Statement.

This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinion set forth herein, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Articles of Incorporation, as amended to date (the “Articles”), and the Bylaws of the Company, as amended to date (the “Bylaws”), (ii) the resolutions of the Board of Directors of the Company with respect to the Registration Statement, the Final Prospectus, the Underwriting Agreement, the Indenture and the issuance of the Notes to the Underwriter pursuant to the Underwriting Agreement and the Indenture and certain related matters, (iii) the form of the Notes contained in the Supplemental Indenture (with the maturity, interest rate and other terms inserted therein), (iv) the Registration Statement and exhibits thereto, (v) the Underwriting Agreement, (vi) the Final Prospectus and (vii) the Indenture.

Intrexon Corporation July 3, 2018 Page 2

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

We are members of the bars of the Commonwealth of Virginia and the State of New York and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America, the Commonwealth of Virginia and the State of New York and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, Virginia or New York), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia or New York). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that:

1.	The Company is a validly existing corporation and is in good standing under the laws of the Commonwealth of Virginia.

2.	The Company has the corporate power and authority to issue the Notes and the Conversion Shares and has taken all necessary corporate action to authorize the issuance of the Notes and the Conversion Shares.

3.

When the Notes have been duly issued and sold in the manner contemplated by the Registration Statement, the Final Prospectus and the Underwriting Agreement, the Company has received the consideration provided for in the Final Prospectus and the Underwriting Agreement, and assuming due authentication thereof by the Trustee or the Authenticating Agent in accordance with the provisions of the Indenture and the Supplemental Indenture, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or

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hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) public policy considerations which may limit the rights of parties to obtain remedies, and (d) the waivers of any usury defense contained in the Indenture, Supplemental Indenture or Notes which may be unenforceable.

4.	Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Notes are converted, the Conversion Shares, when issued and delivered upon conversion of the Notes and in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Final Prospectus and Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Sanders LLP